Item 30. Exhibit (d) i.

C.M. Life Insurance Company A STOCK COMPANY	C.M. Life Insurance Company Home Office: Hartford, Connecticut Administrative Office: Springfield, Massachusetts

Flexible Premium Adjustable Variable Life Insurance Policy

INSURED	JOHN A. DOE
POLICY DATE	JULY 1, 1998	POLICY NUMBER	123456789
ISSUE DATE	JULY 1, 1998	INITIAL FACE AMOUNT	$500,000

Dear Policy Owner:

READ YOUR POLICY CAREFULLY. It has been written in readable language to help you understand its terms. We have used examples to explain some of its provisions. These examples do not reflect the actual amounts or status of this policy. As you read through the policy, remember the words “we,” “us,” and “our” refer to C.M. Life Insurance Company.

We will, subject to the terms of this policy, pay the death benefit to the Beneficiary when due proof of the Insured’s death is received at our Administrative Office.

The terms of this policy are contained on this and the following pages. For service and information on this policy, contact the agent who sold the policy, any of our agency offices, or our Administrative Office.

YOU HAVE THE RIGHT TO RETURN THIS POLICY. If you decide not to keep this policy, return it within 10 days after you receive it. It may be returned by delivering or mailing it to our Administrative Office, to any of our agency offices, or to the agent who sold the policy. Then, the policy will be as though it had never been issued. We will promptly refund (a) any premium paid for this policy, plus (b) interest credited to this policy under the Guaranteed Principal Account, plus or minus (c) an amount that reflects the investment experience of the investment divisions of the Separate Account under this policy to the date the policy is received by us, minus (d) any amounts withdrawn and any policy debt.

Signed for C.M. Life Insurance Company.

Sincerely yours,

ABC	ABC
PRESIDENT	SECRETARY

This Policy provides that:	A death benefit is payable when the Insured dies.
Within specified limits, flexible premiums may be paid during the Insured’s lifetime.
No dividends will be paid.

The amount of death benefit and the duration of insurance coverage may be fixed or variable as described in Parts 3 and 5.

The variable account value of the policy may increase or decrease in accordance with the experience of the Separate Account. There are no minimum guarantees as to the variable account value.

The fixed account value of the policy earns interest at a rate not less than the minimum described in the Interest On Fixed Account Value provision.

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Policy Summary

This Summary briefly describes some of the major policy provisions. Since it does not go into detail, the actual provisions will prevail. See the provisions for full information and any limits that may apply. The “Table Of Contents” shows where the provisions may be found.

This is a variable universal life insurance policy. We will pay a death benefit if the Insured dies while the policy is in force. “In force” means that the insurance has not terminated. “Variable” means that values depend on the investment performance of the Separate Account shown in the Policy Specifications and are not guaranteed as to dollar amount. “Universal life” means that, subject to the limits and conditions stated in the policy, the amount of insurance may be adjusted and flexible premium payments may be made.

Premiums for this policy are flexible. After the first premium has been paid, there is no requirement that any specific amount of premium be paid on any date. Instead, within the limits stated in the policy, any amount may be paid on any date during the lifetime of the Insured.

Premiums are applied to increase the value of this policy. Monthly charges are deducted from the value of this policy each month. If the value cannot cover the monthly charges for a month and premiums paid do not meet certain requirements, the policy may terminate at the end of 62 days. There is, however, a right to reinstate the policy.

Other rights available while the Insured is living include the rights to:

•      Change the Owner or any Beneficiary;

•      Assign this policy;

•      Change the Face Amount;

•      Change the Death Benefit Option;

•      Make loans;

•      Make withdrawals;

•      Surrender this policy;

•      Allocate net premiums among the Guaranteed Principal Account and the divisions of the Separate Account; and

•      Transfer values between the Guaranteed Principal Account and the divisions of the Separate Account.

This policy also includes a number of Payment Options. They provide alternate ways for us to pay the death benefit or the amount payable upon surrender of the policy.

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TABLE OF CONTENTS

Policy Specifications

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TABLE OF CONTENTS (continued)

Options 1, 2, 3, 4, 5, 6	23
Alternate Life Income	24
Electing A Payment Option	24
Effective Date And Payment Dates	24
Withdrawals And Changes	24
Income Protection	24
Other Payment Option Rules	24
Part 7. - Notes On Our Computations	25
Net Investment Factor	25
Accumulation Unit Value	25
Adjustment Of Units And Values	26
Basis Of Computation	26
Method Of Computing Values	26
Payment Option Rates Tables	27-33

Any riders and endorsements, and a copy of the application for the policy, follow page 33.

For additional important terms used in this policy, see the following provisions:

Term	Provision	Page No.

Death Benefit Factor	Minimum Death Benefit	21
Expense Premium	Net Premium	5
Guarantee Periods	Safety Test	12
Guarantee Premiums	Safety Test	12
Insurance Risk	Insurance Charge	10
Loan Interest Rate Expense Charge	Interest On Fixed Account Value	9
Minimum Annual Interest Rate For The Guaranteed Principal Account	Interest On Fixed Account Value	9
Borrowing Against This Policy	Right To Make Loans	15
Premium Expense Charge	Net Premium	5
Separate Account Charge For Mortality And Expense Risk	Net Investment Factor	25
Surrender Charges	Net Surrender Value	18
Withdrawal Fee	Making Withdrawals	18

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Part 1.	The Basics Of This Policy

In this Part, we discuss some definitions and insurance concepts necessary to understand this policy. The words “we,” “us,” and “our” refer to C.M. Life Insurance Company.

The Parties Involved - Owner, Insured, Beneficiary, Irrevocable Beneficiary	The Owner is the person who owns this policy, as shown in our records. The Owner has the right to exercise rights and privileges and to receive benefits under the terms of this policy during the lifetime of the Insured. If the Owner designated under the terms of this policy is not living and if the policy does not provide otherwise, the Owner will be the estate of the last Owner to die.
For more information about the rights and benefits available to the Owner, see the “Policy Ownership” section in Part 4.

The Insured is the person whose life this policy insures. The Insured may be the Owner of this policy, or someone else may be the Owner.

Example: You buy a policy that insures your own life and name yourself as Owner. In this case, you are both the Insured and the Owner. If you buy a policy that insures your son and name yourself as Owner, then the Insured and the Owner are different people.

A Beneficiary is any person named in our records to receive the death benefit after the Insured dies. There may be different classes of Beneficiaries, such as primary and secondary. These classes set the order of payment. There may be more than one Beneficiary in a class.

Example: Elizabeth is named as primary (first) Beneficiary. Rachel and David are named as Beneficiaries in the secondary class. If Elizabeth is alive when the Insured dies, she receives the death benefit. If Elizabeth is not alive but Rachel and David are alive when the Insured dies, Rachel and David receive the death benefit.

Any Beneficiary may be named an Irrevocable Beneficiary. An Irrevocable Beneficiary is one whose consent is needed to change that Beneficiary. Also, this Beneficiary must consent to the exercise of certain other policy rights.

If no Beneficiary designated under this policy survives the Insured, the Beneficiary will be the Owner unless the policy states otherwise. The interest of any Beneficiary will be subject to any assignment of this policy that is binding on us and to any payment option in effect at the time of the Insured’s death.

See the “Policy Ownership” section in Part 4, and see “Part 6. - Payment Options.”

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Dates - Policy Date, Policy Anniversary Date, Policy Year, Monthly Charge Date, Issue Date, Valuation Date, Valuation Period, Valuation Time, Register Date	The Policy Date is shown in the Policy Specifications. It is the starting point for determining Policy Anniversary Dates, Policy Years, and Monthly Charge Dates. The first Policy Anniversary Date is one year after the Policy Date. The period from the Policy Date to the first Policy Anniversary Date, or from one Policy Anniversary Date to the next, is called a Policy Year.

The Monthly Charge Dates are the dates on which we deduct monthly charges for this policy. The first Monthly Charge Date is the Policy Date. Subsequent Monthly Charge Dates are the same day of each month thereafter.

Example: The Policy Date is June 10, 19X7. The first Policy Anniversary Date is one year later, June 10, 19X8. The period from June 10, 19X7, through June 9, 19X8, is a Policy Year. The first Monthly Charge Date is June 10, 19X7. The next Monthly Charge Date is one month later, July 10, 19X7.

The Issue Date is also shown in the Policy Specifications. The Issue Date starts the contestability and suicide periods. We discuss contestability and suicide later in this Part.

A Valuation Date is any date on which the New York Stock Exchange (or its successor) is open for trading. A Valuation Period is the period of time from the end of one Valuation Date to the end of the next Valuation Date. A Valuation Time is the time the New York Stock Exchange (or its successor) closes on a Valuation Date. All actions that are to be performed on a Valuation Date will be performed as of the Valuation Time.

The Register Date is the date on which we first allocate net premium payments for this policy among the Guaranteed Principal Account and the divisions of the Separate Account. It is the Valuation Date that is on, or next follows, the later of:

• The day after the Issue Date; and
• The day we receive the first premium for this policy at our Administrative Office.

Policy A Legal Contract	This policy is a legal contract between the Owner and us. The entire contract consists of the policy, which includes the application and any rider(s) and endorsement(s) the policy has. We have issued this policy in return for the application and the payment of the first premium. Any changes or waiver of its terms must be in writing and signed by our Secretary or an Assistant Secretary to be valid.

A copy of the initial application is attached to and made a part of this policy. Any subsequent applications requesting changes in the policy also will become part of the contract; copies of any such applications will be sent to the Owner for attachment to the policy.

Policy Is Not Participating	This policy is “not participating,” which means that no dividends are payable on this policy.

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Representations And Contestability	We rely on all statements made by or for the Insured in the application(s). Legally, those statements are considered to be representations and not warranties. We can bring legal action to contest the validity of this policy, or any policy change requiring evidence of insurability, for any material misrepresentation of a fact. To do so, however, the misrepresentation must have been in the initial application or in a subsequent application, and a copy of that application must have been attached to (or sent to the Owner for attachment to) and made a part of this policy. The initial Policy Specifications are attached to this policy when issued. If a policy change is made, we will send to the Owner any revised or additional Policy Specifications for attachment to the policy.

Except for any policy change or reinstatement requiring evidence of insurability, we cannot contest the validity of this policy after it has been in force during the lifetime of the Insured for 2 years after its Issue Date.

For any policy change requiring evidence of insurability, we cannot contest the validity of the change after it has been in effect for 2 years during the lifetime of the Insured.

If evidence of insurability is required to reinstate this policy (see “Reinstating This Policy” in Part 4), our right to contest the validity of this policy begins again on the date of reinstatement. We cannot contest the reinstated policy after it has been in force during the lifetime of the Insured for 2 years after that reinstatement date.

Misstatement Of Age Or Gender	If the Insured’s date of birth or gender as given in the application is not correct, the Face Amount (discussed in this Part) will be adjusted. The adjustment will reflect the amount provided by the most recent monthly insurance charges using the correct age and gender. If the adjustment is made while the Insured is living, monthly charges after the adjustment will be based on the correct age and gender.

Death By Suicide	If the Insured commits suicide, while sane or insane, within 2 years after the Issue Date of this policy and while the policy is in force, this policy will terminate. In this case, we will refund the amount of premiums paid for this policy, less any amounts withdrawn and less any policy debt.

If the Insured commits suicide, while sane or insane, within 2 years after this policy is reinstated and while the policy is in force, this policy will terminate. In this case, we will refund any amount paid to reinstate this policy and any premiums paid thereafter, less any amounts withdrawn and less any policy debt.

If the Insured commits suicide, while sane or insane, within 2 years after the effective date of any increase in the Face Amount, the increase will terminate. In this case, we will refund the monthly charges made for that increase. However, if a refund as described in either of the two preceding paragraphs is payable, there will be no additional refund for the increase.

Monthly charges are discussed in Part 3. Withdrawals, policy debt, and reinstatement are discussed in Part 4.

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Meaning Of In Force	“In force” means that the insurance provided by this policy is in effect and has not terminated. This policy will be in force from its Issue Date or, if later, the date the first premium is paid.

This policy will continue in force to the Insured’s death unless:

• The Insured commits suicide within 2 years after the Issue Date or the date the policy is reinstated;
• The policy terminates under the terms of the Grace Period And Termination provision in Part 3;
• The policy terminates because the policy debt limit is reached; or
• The policy is surrendered.

Policy debt and surrender are discussed in Part 4.

Face Amount	The Face Amount is the amount of insurance coverage this policy provides while the policy is in force. The Initial Face Amount is the Face Amount on the Policy Date.

Year Of Coverage	For the Initial Face Amount, each Policy Year is a year of coverage. If the Face Amount of this policy has been increased (as discussed in Part 4), years of coverage for each increase will be measured from the effective date of the increase.

Ages - Issue Age, Attained Age	The Issue Age of the Insured (shown in the Policy Specifications) is the age of the Insured on the birthday nearest the Policy Date.

Example: Elizabeth’s 32nd birthday was May 12th. The Policy Date is today, December 1. Since December 1 is closer to her 33rd birthday, her Issue Age will be 33.

The Attained Age of the Insured is the Insured’s Issue Age increased by the number of full Policy Years elapsed.

Written Request	A “written request” is a request in writing, in a form satisfactory to us, received by us at our Administrative Office.

Currency	All payments made to us and by us will be in the lawful currency of the United States of America. All monetary amounts shown in this policy are in U.S. dollars.

Administrative Office	Our Administrative Office is in Springfield, Massachusetts. The address is C.M. Life Insurance Company, 1295 State Street, Springfield, Massachusetts 01111-0001.

Part 2.	Premium Payments

Premiums are the payments that may be paid to us to increase the account value of this policy; they also may be needed to keep this policy in force. Premiums for this policy are discussed in this Part.

The First Premium	The first premium for this policy is shown in the Policy Specifications. It is due on the Policy Date. This policy will not be in force until the first premium has been paid.

Planned Premiums	The planned premium for this policy is shown in the Policy Specifications. The frequency of planned premiums for this policy is as elected in the application. The frequency and amount of the planned premium may be changed by written request; the frequency may be quarterly, semiannually, or annually.

We also provide a pre-authorized payment plan. This plan, and any other alternate premium plans we provide, are governed by the rules we set.

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If continued payment of the planned premium during a Policy Year would exceed the Limit On Premium Payments for the Year shown in the Policy Specifications, we may decrease the planned premium to an amount that would not exceed that Limit.

If premium payments are discontinued, we will continue to deduct monthly charges from the account value and the policy will stay in force subject to the Grace Period And Termination provision in Part 3.

Premium Flexibility And Premium Notices	After the first premium has been paid, there is no requirement that any amount of premium be paid on any date. Subject to the Limit On Premium Payments shown in the Policy Specifications and while this policy is in force, any amount of premium may be paid at any time while the Insured is living. However, each premium paid must be at least $20 or, if greater, the amount needed to prevent termination, as discussed in the Grace Period And Termination provision.

We will send premium notices for the planned premium based on the amount and frequency in effect. We will stop sending notices for the planned premium upon receipt of the Owner’s written request to do so.

Where To Pay Premiums	All premiums after the first premium are payable to us at our Administrative Office or at the place shown for payment on the premium notice. Upon request, a receipt signed by our Secretary or an Assistant Secretary will be given for any premium payment.

Right To Refund Premiums	We have the right to refund any amount of premium paid in a Policy Year that exceeds the Limit On Premium Payments for the Year shown in the Policy Specifications.

A Limit On Total Premium Payments also may be stated in the Policy Specifications. If such a Limit is stated, we will automatically refund the amount of any premium paid that exceeds that Limit.

Net Premium	A net premium is a premium payment we receive for this policy less the premium expense charge we deduct at that time. The Maximum Premium Expense Charge we can deduct from each premium payment is shown in the Policy Specifications.

We credit each net premium to the account value of this policy on the date we receive the premium payment. However, for any premium payment received before the Policy Date, the net premium will be credited to the account value as of the Policy Date.

If the Face Amount of this policy has been increased (as discussed in Part 4), premium payments received once an increase becomes effective will be allocated to each segment of the Face Amount. (The Initial Face Amount is one “segment”; each increase in the Face Amount is a separate “segment.”) This may affect the premium expense charge deducted from premium payments. The premium allocation will be made on a pro rata basis using the Expense Premium for each segment. The Expense Premium for each segment of the Face Amount is shown with its Table Of Maximum Monthly Insurance Charges in the Policy Specifications.

Example: The Initial Face Amount of your policy is $500,000; the Expense Premium for it is $4,000. You later increase the Face Amount by $700,000, to $1,200,000; the Expense Premium for that increase is $6,000. The sum of the Expense Premiums is $10,000. Thereafter while the Face Amount remains at $1,200,000, each premium payment will be allocated 40% (4,000 divided by 10,000) to the Initial Face Amount and 60% (6,000 divided by 10,000) to the increase.

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Allocation Of Net Premiums	Each net premium we receive on or before the Issue Date will be allocated to the Guaranteed Principal Account. On the Register Date, any fixed value of this policy will be allocated among the Guaranteed Principal Account and the divisions of the Separate Account, according to the net premium allocation in effect on the Register Date. Fixed account value is discussed in Part 3.

Each net premium we receive after the Issue Date will be allocated according to the net premium allocation in effect on the date of receipt.

The net premium allocation is specified at the time of application for this policy. Changes in the net premium allocation are subject to any limitations stated in the Policy Specifications. Subject to those limitations, the allocation may be changed by any later election satisfactory to us and received at our Administrative Office.

The amount of each net premium we receive for this policy for allocation to a division of the Separate Account will be applied to purchase accumulation units for this policy in that division. See the Purchase And Sale Of Accumulation Units provision in Part 3.

Part 3.	Accounts, Values, And Charges

This policy provides that certain values (referred to as the variable account values) are based on the investment performance of the Separate Account and are not guaranteed as to dollar amount. This policy also provides that other values (referred to as the fixed account values) are based on the interest credited to the Guaranteed Principal Account. The account value of this policy is the variable account value plus the fixed account value. This Part gives information about the Separate Account, the Guaranteed Principal Account, and the values and monthly charges connected with them.

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The Separate Account And The Guaranteed Principal Account

The Separate Account	The Separate Account shown in the Policy Specifications is a designated segment of the separate investment account we have established under Connecticut law. It is also subject to the laws of the state in which this policy was delivered.

The Separate Account has a number of divisions. Each division invests in shares of an investment Fund. The divisions are shown in the Policy Specifications.

The values of the assets in the divisions are variable and are not guaranteed. They depend on the investment results of the Separate Account shown in the Policy Specifications.

We own the assets of the Separate Account. Those assets will be used only to support variable life insurance policies. That portion of the assets equal to the reserves and other liabilities of the Separate Account will not be charged with liabilities that arise from any other business we may conduct. However, we may transfer to our general account any assets exceeding the reserves and other liabilities of the Separate Account. The income and the realized and unrealized capital gains and losses from each division of the Separate Account are credited to or charged against that division without regard to any of our other income, capital gains, or capital losses. The assets of the Separate Account are protected from the claims of our creditors.

Changes In The Separate Account	We have the right to establish additional divisions of the Separate Account from time to time. Amounts credited to any additional divisions established would be invested in shares of other Funds. For any division, we have the right to substitute new Funds. We also have the right to close any division to new investments.

Subject to applicable provisions of federal securities laws, we have the right to change the investment policy of any division of the Separate Account.

We have the right to operate the Separate Account as a unit investment trust under the Investment Company Act of 1940 or in any other form permitted by law.

Accumulation Units	Accumulation units are used to measure the variable account value of this policy. The value of a unit is determined as of the Valuation Time on each Valuation Date for valuation of the Separate Account. The value of any unit can vary from Valuation Date to Valuation Date. That value reflects the investment performance of the division of the Separate Account applicable to that unit. The value of accumulation units is discussed further in Part 7.

Purchase And Sale Of Accumulation Units	Amounts are credited to and taken from divisions of the Separate Account by purchasing and selling accumulation units. Accumulation units will be purchased and sold at the unit value as of the Valuation Time on the Valuation Date of purchase or sale. The number of units purchased or sold will be the amount of money for purchase or sale divided by that unit value.

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Example: The amount applied is $550. The date of purchase is June 10, 19X6. The accumulation unit value on that date is $10. The number of units purchased would be 55 ($550 divided by $10 = 55). If, instead, the unit value was $11, then the amount applied would purchase 50 units ($550 divided by $11 = 50).

If we receive a premium or a written request that causes us to purchase or sell accumulation units, and we receive that premium or request before the Valuation Time on a Valuation Date, accumulation units will be purchased or sold as of that Valuation Date. Otherwise, accumulation units will be purchased or sold as of the next following Valuation Date.

At the Owner’s request, we will purchase or sell accumulation units as of a later Valuation Date.

In no case will accumulation units be purchased or sold before the Register Date.

The Guaranteed Principal Account	The Guaranteed Principal Account is part of our general account. It has no connection with, and does not depend on, the investment performance of the Separate Account. We have a right to establish additional guaranteed accounts from time to time.

Values Of This Policy

Account Value Of Policy	The account value of this policy on any date is the variable account value of this policy plus the fixed account value of this policy, both determined as of that date.

Variable Account	The variable account value of this policy reflects:
Value Of Policy
• The net premiums for this policy allocated to the Separate Account;
• Any amounts for this policy transferred into the Separate Account from the Guaranteed Principal Account;
• Any amounts transferred or withdrawn from the Separate Account for this policy;
• Any surrender charges for this policy deducted from the Separate Account due to any decreases in the Face Amount;
• Any monthly charges for this policy deducted from the Separate Account; and
• The net investment experience of the Separate Account.

Net premiums, transfers, withdrawals, surrender charges, and monthly charges are all reflected in the variable account value through the purchase or sale of accumulation units. The net investment experience is reflected in the value of the accumulation units. Net premiums are discussed in Part 2, and monthly charges are discussed in this Part. Transfers, withdrawals, and surrender charges are discussed in Part 4.

The value of the accumulation units credited to this policy in a division of the Separate Account is equal to the accumulation unit value in that division on the date the value is determined, multiplied by the number of those units in that division.

The variable account value of this policy on any date is the total of the values of the accumulation units credited to this policy in each division of the Separate Account.

Fixed Account Value Of Policy	The fixed account value of this policy is the accumulation at interest of:
• The net premiums for this policy allocated to the Guaranteed Principal Account; plus
• Any amounts for this policy transferred into the Guaranteed Principal Account from the Separate Account; less

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• Any amounts for this policy transferred or withdrawn from the Guaranteed Principal Account; less
• Any surrender charges for this policy deducted from the Guaranteed Principal Account due to any decreases in the Face Amount; and less
• Any monthly charges for this policy deducted from the Guaranteed Principal Account.

Interest On Fixed Account Value	The fixed account value of this policy earns interest at an effective annual rate defined in this provision. Interest is credited daily through the date the fixed account value is computed.

For any fixed account value equal to the amount of any policy loan, the interest rate we use will be the daily equivalent of the greater of:

• The annual loan interest rate in effect during the current Policy Year less the loan interest rate expense charge; and
• The Minimum Annual Interest Rate For The Guaranteed Principal Account.

The loan interest rate is discussed in the Interest On Loans provision in Part 4. The Maximum Loan Interest Rate Expense Charge and the Minimum Annual Interest Rate For The Guaranteed Principal Account are shown in the Policy Specifications.

For any fixed account value in excess of the amount of any policy loan, the interest rate we use will be the daily equivalent of the greater of:

• The Minimum Annual Interest Rate For The Guaranteed Principal Account; and
• An alternate annual rate established by us. The alternate annual rate of interest will reflect our expectations for future investment results, profits, and expenses. This rate will be declared for each calendar month in advance; once declared for a month, it cannot be changed.

Monthly Policy Charges

Monthly Charges	Charges will be deducted monthly from the account value of this policy. Monthly charges are due on each Monthly Charge Date.

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Monthly charges for this policy will be taken from the divisions of the Separate Account and from the Guaranteed Principal Account in proportion to the values of this policy in each of those divisions and in the Guaranteed Principal Account (excluding outstanding policy loans). Deductions will be made, and values will be determined, on the Valuation Date that is on, or next follows, the latest of:

• The Register Date;
• The date the charges are due; and
• The date we receive the amount of premium needed to prevent termination, as discussed in the Grace Period And Termination provision in this Part.

We assess four types of monthly charges: an administrative charge, a face amount charge, an insurance charge, and a rider charge; each is discussed in this section.

Administrative Charge	The amount of the monthly administrative charge will be determined by us. However, it will not exceed the Maximum Monthly Administrative Charge shown in the Policy Specifications.

Face Amount Charge	The amount of the monthly face amount charge will be determined by us. However, it will not exceed the result of:

• The Face Amount divided by 1,000; then multiplied by
• The Maximum Monthly Face Amount Charge for the year of coverage. These maximum charges are shown in the Policy Specifications.

If the Face Amount of the policy has been increased (as discussed in Part 4), the face amount charge for each month will be the sum of the charges determined separately for each segment of the Face Amount.

Insurance Charge	The maximum monthly insurance charge rates per $1,000 of insurance risk are shown in the Table(s) Of Maximum Monthly Insurance Charges of the Policy Specifications. Maximum monthly insurance charge rates for the Initial Face Amount and for each Face Amount increase will be shown in a separate table.

The insurance risk is computed as of the date the charge is due. All amounts are calculated as of that date. The insurance risk is determined by the following steps.

(a) We compute the account value of this policy after all additions and deductions other than the deduction of the insurance charge and the rider charge for any disability benefit rider.
(b) We determine the amount of benefit under the Death Benefit Option in effect (as discussed in Part 5). The minimum death benefit (discussed in Part 5) used here is based on the account value computed in (a).
(c) We divide the amount of benefit determined in (b) by 1 plus the monthly equivalent (expressed as a decimal fraction) of the Minimum Annual Interest Rate For The Guaranteed Principal Account shown in the Policy Specifications.
(d) We subtract the account value, as computed in (a), from the amount determined in (c). The result is the insurance risk.

If there is more than one table of maximum monthly insurance charges, the pro rata insurance risk allocated to each table will be based on the proportionate amount of Face Amount for the table to the total Face Amount. If the insurance risk is increased due to the minimum death benefit (discussed in Part 5), the table that applies to the most recent increase requiring evidence of insurability will be used for such increase.

Example: The Initial Face Amount of your policy is $500,000. You later increase the Face Amount by $250,000. The Death Benefit Option is 1, and the

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benefit under Death Benefit Option 1 is $750,000. The pro rata portion of insurance risk to be allocated to the table for the Initial Face Amount is $500,000 divided by $750,000, or two-thirds. The pro rata portion to be allocated to the table for the increase is $250,000 divided by $750,000, or one-third.

The insurance risk is computed as $600,000. The maximum monthly insurance charge per $1,000 of insurance risk will be based on the charge for an amount equal to two-thirds of $600,000, or $400,000, from the Initial Face Amount and an amount equal to one-third of $600,000, or $200,000, from the increase.

Suppose instead that the benefit under Death Benefit Option 1 is $810,000 due to the minimum death benefit and that the insurance risk is $660,000. Then the maximum monthly insurance charge per $1,000 of insurance risk will be based on the charge for an amount equal to $400,000 from the Initial Face Amount and an amount equal to $260,000 from the increase ($200,000 plus the $60,000 due to the minimum death benefit).

We may charge less than the maximum monthly insurance charges shown in the table(s). In this case, the monthly insurance charge rates will be based on our expectations for future mortality, investment, persistency and expense results, and future profits. The expense component of these rates is used to offset sales and issue expenses, which decrease over time. Any change in these charges will apply to all individuals in the same class.

Rider Charge	The monthly rider charge is the sum of the monthly charges for any riders in effect on the Monthly Charge Date. The monthly charges for any rider are shown in the Policy Specifications for the rider.

Grace Period And Termination	This policy may terminate without value if its “policy value” on a Monthly Charge Date cannot cover the monthly charges due and the safety test is not met on that Date. However, we allow a grace period for payment of the amount of premium (not less than $20) needed to avoid termination. “Policy value” is defined later in this provision; the safety test is discussed in the next provision.

The grace period begins on the date the monthly charges are due. It ends 61 days after that date or, if later, 31 days after we mail a written notice to the Owner and to any assignee shown in our records at their last known addresses. This notice will state the amount of premium needed to avoid termination.

During the grace period, the policy will stay in force. If the Insured dies during the grace period, any unpaid premium amount needed to avoid termination will be deducted from the death benefit (see the Amount Of Death Benefit provision in Part 5). The policy will terminate without value if we do not receive payment of the required amount by the end of the grace period.

While there is a loan outstanding on this policy, our right to terminate this policy under the terms of the Policy Debt Limit provision (see Part 4) applies in addition to our right under this provision.

As used in this provision, the “policy value” of this policy on a Monthly Charge Date is equal to:

• On any Monthly Charge Date during the first 10 Policy Years, the account value on that Date (just before the deduction of monthly charges) less any outstanding policy debt; and

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• On any Monthly Charge Date after the first 10 Policy Years, the net surrender value on that Date (just before the deduction).

Policy debt and net surrender value are discussed in Part 4.

If the “policy value” on a Monthly Charge Date (as defined above in this provision) cannot cover the monthly charges due, but the safety test is met on that Date, then the monthly charges for that Date will be reduced to an amount equal to the account value on that Date (just before the deduction) less any outstanding debt.

Safety Test	The safety test can be met only during the First and Second Guarantee Periods; each Guarantee Period is associated with a Guarantee Premium. The First and Second Guarantee Periods and the First and Second Guarantee Premiums are shown in the Policy Specifications.

For any day during the First Guarantee Period, the safety test is met if the result of premiums paid less any amounts withdrawn, accumulated with interest to that day, equals or exceeds the result of payments of the First Guarantee Premium from the Policy Date to that day, accumulated with interest.

For any day after the First Guarantee Period but during the Second Guarantee Period, the safety test is met if premiums paid less any amounts withdrawn, accumulated with interest to that day, equals or exceeds the result of payments of the Second Guarantee Premium from the Policy Date to that day, accumulated with interest.

In the safety test, interest is accumulated at an effective annual rate equal to the Minimum Annual Interest Rate For The Guaranteed Principal Account, which is shown in the Policy Specifications. In accumulating premiums paid, we exclude any premium amounts refunded under the Right To Refund Premiums provision in Part 2. Also, we assume in this test that Guarantee Premiums are paid on each Monthly Charge Date.

Example: On the 6th Monthly Charge Date, the monthly charges are $100, but the “policy value” (during the first 3 Policy Years, the account value before the deduction for monthly charges, less any outstanding policy debt) is only $95. There is no policy debt. The policy is in the First Guarantee Period, and the First Guarantee Premium is $25. Premium payments of $35 were made on each Monthly Charge Date including the current one. There were no withdrawals. In this case, the safety test is met. So the monthly charges for that 6th Monthly Charge Date are reduced to $95, and the account value is reduced to zero.

On the first Monthly Charge Date in the 21st Policy Year, the monthly charges are $250, but the “policy value” (here, the net surrender value before the deduction for monthly charges) is only $220. There are no surrender charges and no policy debt. The policy is in the Second Guarantee Period, and the Second Guarantee Premium is $60. Premium payments of $75 were made on each Monthly Charge Date from the Policy Date through the current Monthly Charge Date. There were no withdrawals. In this case, the safety test is met also. So the monthly charges for that Monthly Charge Date are reduced to $220, and the account value is reduced to zero.

Part 4.	Life Benefits

This life insurance policy provides a death benefit if the Insured dies while the policy is in force. Rights and benefits are also available while the Insured is living. These “Life Benefits” are discussed in this Part.

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Policy Ownership

Rights Of Owner	While the Insured is living, the Owner may exercise all rights given by this policy or allowed by us. These rights include changing Beneficiaries, changing ownership, assigning this policy, enjoying all policy benefits, and exercising all policy options.

The consent of any Irrevocable Beneficiary is needed to exercise any policy right except the rights to:

• Change the frequency of planned premiums;
• Change the premium payment plan; and
• Reinstate this policy after termination.

Changing The Owner Or Beneficiary	While the Insured is living, the Owner or any Beneficiary may be changed by written request. We do not limit the number of changes that may be made. The change will take effect as of the date the request is signed, even if the Insured dies before we receive it. Each change will be subject to any payment we made or other action we took before receiving the written request.

Transfers Of Values	Transfers of values are subject to the limitations stated in the Policy Specifications. Subject to those limitations, transfers of values may be made upon direction, satisfactory to us, received at our Administrative Office. These transfers are:

• Transfers of values between divisions of the Separate Account. These transfers will be made by selling all or part of the accumulation units in a division and applying the value of the sold units to purchase units in any other division.
• Transfers of values from one or more divisions of the Separate Account to the Guaranteed Principal Account. These transfers will be made by selling all or part of the accumulation units in a division and applying the value of the sold units to the Guaranteed Principal Account.
• Transfers of values from the Guaranteed Principal Account to one or more divisions of the Separate Account. These transfers will be made by applying all or part of the value in the Guaranteed Principal Account (excluding any outstanding policy loans) to purchase accumulation units in one or more divisions of the Separate Account.

Transfers will be made as of the Valuation Date specified in the Purchase And Sale Of Accumulation Units provision in Part 3. All transfers made on the Valuation Date will be considered one transfer.

Assigning This Policy	This policy may be assigned. However, for any assignment to be binding on us, we must receive a signed copy of it at our Administrative Office. We will not be responsible for the validity of any assignment. Any assignment made after the Insured dies will be valid only with our consent.

Once we receive a signed copy of an assignment, the rights of the Owner and the interest of any Beneficiary or any other person will be subject to the assignment. An assignment is subject to any policy debt. Policy debt is discussed in the Right To Make Loans provisions in this Part.

Right To Change The Face Amount

While this policy is in force, the Face Amount may be changed. Any change in the Face Amount will be effective on a Monthly Charge Date. We may limit the number and the size of the changes in a Policy year.

Increases In The	While the Insured is living, the Face Amount of this policy may be increased upon

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Face Amount	written application. Evidence of insurability, satisfactory to us, is required for each increase. The amount of each increase must be for at least the Minimum Face Amount Increase shown in the Policy Specifications.

If the net surrender value is insufficient to continue the changed policy in force for 3 months at the new monthly charges and interest, we may require a payment sufficient to increase the net surrender value to such amount. Net surrender value is discussed in the “Surrendering This Policy And Making Withdrawals” section of this Part.

Any increase elected under any insurability protection type of rider will be effective as directed in that rider. Any other increase in the Face Amount will be effective on the Monthly Charge Date that is on, or precedes, the date we approve the application.

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Insurance charges for each increase elected are determined and deducted from the account value of this policy as described in the Monthly Charges provision in Part 3. These charges will be deducted from the account value beginning on the effective date of the increase. Additional surrender charges (discussed later in the Net Surrender Value provision in this Part) will apply for each increase elected.

No increase in the Face Amount will be permitted after the Policy Anniversary Date nearest the Insured’s 85th birthday.

Decreases In The Face Amount	After the first Policy Year, the Face Amount may be decreased by the Owner’s written request while the Insured is living. However, the decrease must not reduce the Face Amount to an amount less than the Minimum Face Amount shown in the Policy Specifications. No decrease is permitted within one year following the effective date of any increase.

Any decrease is effective on the Monthly Charge Date that is on, or precedes, the date we receive the written request. If a decrease follows one or more increases, the decrease is taken from the most recent increase(s).

Any surrender charge due upon a decrease in the Face Amount is deducted from the account value on the effective date of the decrease. The charge is deducted from each division of the Separate Account and from the Guaranteed Principal Account in proportion to the values of this policy in each of those divisions and in the Guaranteed Principal Account (excluding any outstanding policy loans) on that date. Surrender charges are discussed in the Net Surrender Value provision in this Part.

Evidence Of Changes	If the Face Amount is changed, we will send the Owner any revised or additional Policy Specifications for attachment to this policy. If the Face Amount is increased, we will also send a copy of the application for the increase. However, we have the right to require that the policy be sent to us to make the change.

Borrowing Against This Policy

Right To Make Loans	Once the account value exceeds any surrender charges that apply, the Owner may borrow against this policy after the first Policy Year, while the Insured is living. However, the policy must be properly assigned to us before the loan is made. No other collateral is needed. We refer to all outstanding loans plus accrued interest as “policy debt.”

Effect Of Loan	A loan is attributed to each division of the Separate Account and to the Guaranteed Principal Account in proportion to the values of this policy in each of those divisions and in the Guaranteed Principal Account (excluding any outstanding policy loans) at the time of the loan. The amount of the loan attributed to each division of the Separate Account will be transferred to the Guaranteed Principal Account. Any such transfer is made by selling accumulation units in the division and applying the value of those units to the Guaranteed Principal Account on the date the loan is made. Any interest added to the loan will be treated as a new loan under this provision.

The amount equal to any outstanding policy loans will be held in the Guaranteed Principal Account and will earn interest as described in the Interest On Fixed Account Value provision in Part 3.

Maximum Loan Available	The maximum amount that can be borrowed on any date is determined as follows.
(1) We subtract from the account value any surrender charges that would apply if the policy were surrendered on that date.

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(2) We calculate 90% of the amount determined in (1) above.

(3) We subtract any policy debt from the amount determined in (2) above. The result is the maximum amount that can be borrowed.

Interest On Loans	Interest on loans is not due in advance. This interest accrues (builds up) each day and becomes part of the policy debt as it accrues.

Interest is due on each Policy Anniversary Date. If interest is not paid when due, it will be added to the loan and will bear interest at the rate payable on the loan.

Example: You have a loan of $1,000. The interest due on the next Policy Anniversary Date is $50. If it is not paid on that date, we will add it to the existing loan. From then on, the loan will be $1,050 and interest will be charged on this new amount.

The type of interest rate on any policy loan is elected at the time of application for this policy and cannot be changed; the type elected for this policy is shown in the Policy Specifications. The two types of interest rates available are:

(1) A fixed loan rate of 5% per year; and

(2) A variable loan rate. Such loan rate is an annual rate set by us. This rate may change from year to year. Each year we will set the rate that will apply for the next Policy Year. The rate will apply to all policy debt under this policy.

Each year there is a maximum limit on the variable loan interest rate we can set. That limit is based on a Published Monthly Average. That Average will be:

• The Monthly Average Corporates yield shown in Moody’s Corporate Bond Yield Averages, as published by Moody’s Investors Service, Inc., or any successor to that service; or
• If that Monthly Average is no longer published, a substantially similar average, established by the insurance supervisory official of the state where this policy was delivered.

The maximum limit is the Published Monthly Average for the calendar month ending 2 months before the month in which the Policy Year begins or, if higher, the Minimum Annual Interest Rate For The Guaranteed Principal Account plus 1%.

Example: A Policy Year begins on June 10, 19X6. The calendar month ending 2 months before June is March. The loan interest rate for the Policy Year beginning June 10, 19X6, will not be greater than the Published Monthly Average for March, 19X6. However, if the Minimum Annual Interest Rate For The Guaranteed Principal Account (plus 1%) is higher than the Average, then the Minimum Annual Interest Rate For The Guaranteed Principal Account (plus 1%) will be the maximum loan interest rate for that Policy Year.

If the maximum limit for a Policy Year is at least 1/2% higher than the loan interest rate in effect for the previous year, we may increase the rate to a rate not higher than that limit.

If the maximum limit for a Policy Year is at least 1/2% lower than the loan interest rate in effect for the previous year, we must decrease the rate to a rate not exceeding that limit.

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Policy Debt Limit	Policy debt (which includes accrued interest) may not equal or exceed the account value less any surrender charges that apply. If this limit is reached, we can terminate this policy. To terminate for this reason, we must mail written notice to the Owner and any assignee shown in our records at their last known addresses. This notice will state the amount needed to bring the policy debt back within the limit. If we do not receive payment within 31 days after the date we mail the notice, the account value will be reduced by any surrender charges that apply and this policy will terminate without value at the end of those 31 days.

Our right to terminate this policy under the terms of this provision applies in addition to our right under the Grace Period And Termination provision in Part 3.

Repayment Of Policy Debt	All or part of any policy debt may be repaid at any time while the Insured is living. However, policy debt can be repaid only while this policy is in force. Loan repayments will be credited on the date we receive them at our Administrative Office.

Any repayment of policy debt will be allocated first to the Guaranteed Principal Account up to the amount of the policy loan that was attributed to the Guaranteed Principal Account. (For this purpose, no amount of policy loan resulting from unpaid loan interest will be considered to be attributed to the Guaranteed Principal Account.) Any repayment in excess of that amount will be allocated among the Guaranteed Principal Account and the divisions of the Separate Account according to the net premium allocation then in effect.

Loan repayments must be clearly identified as such; otherwise, they will be considered premium payments.

Other Borrowing Rules	We may delay the granting of any loan attributable to the Guaranteed Principal Account for up to six months.

We may delay the granting of any loan attributable to the Separate Account during any period that:

• The New York Stock Exchange (or its successor) is closed, except for normal weekend or holiday closing, or trading is restricted; or
• The Securities and Exchange Commission (or its successor) determines that a state of emergency exists; or
• The Securities and Exchange Commission (or its successor) permits us to delay payment for the protection of our policy owners.

Surrendering This Policy And Making Withdrawals

Right To Surrender	This policy may be surrendered for its net surrender value (see next provision) at any time while the policy is in force and the Insured is living. The surrender will be effective on the date we receive this policy at our Administrative Office, along with a written request to surrender. This policy will terminate as of the date of surrender.

Net Surrender Value	The net surrender value of this policy is equal to the account value less any surrender charges that apply and less any policy debt. The surrender charge for this policy is the sum of the surrender charges for the Initial Face Amount and all Face Amount increases. These charges are shown in the Table(s) Of Surrender Charges of the Policy Specifications. In no event will the net surrender value be less than zero.

Making Withdrawals	After the first Policy Year, withdrawals may be made by written request at any time while the policy is in force and the Insured is living. The request for a withdrawal must state the Account (or Accounts) from which the withdrawal will be made. For any withdrawal from the Separate Account, the request must also state the division (or

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divisions) from which the withdrawal will be made. A withdrawal will be effective on the date we receive the written request.

On the date of a withdrawal, the account value of this policy is reduced by the amount of the withdrawal. The withdrawal amount includes the withdrawal fee. The Maximum Withdrawal Fee that can be taken with each withdrawal is shown in the Policy Specifications.

The withdrawal from the Guaranteed Principal Account will be made by reducing the value in that Account to provide the amount of the withdrawal. A withdrawal from a division of the Separate Account will be made by selling a sufficient number of accumulation units to provide the amount of the withdrawal.

The Face Amount will be decreased by the amount of the withdrawal if:

• Death Benefit Option 1 or Death Benefit Option 3 is in effect, as described in the Death Benefit Options provision in Part 5; and
• We have not received evidence of insurability satisfactory to us.

In this case, if a decrease follows one or more Face Amount increases, the decrease is taken from the most recent increase(s).

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Withdrawals will be subject to the following limits:

• The minimum amount of a withdrawal (including the withdrawal fee) is $100;
• The maximum amount of a withdrawal on any date is 75% of the net surrender value of this policy on that date; and
• The Face Amount after a withdrawal must not be less than the Minimum Face Amount shown in the Policy Specifications.

Example: Death Benefit Option 1 is in effect and you make a withdrawal without furnishing us satisfactory evidence of insurability. Prior to your withdrawal, your policy has a Face Amount of $600,000 and an account value of $120,000. If you make a withdrawal of $30,000, the account value will be reduced to $90,000, the Face Amount will be reduced to $570,000, and $29,975 will be paid to you.

If the Face Amount is reduced due to a withdrawal, we will send the Owner any revised or additional Policy Specifications for attachment to this policy. However, we have the right to require that the policy be sent to us to make the changes.

How We Pay	Any withdrawal made will be paid in one sum. If the policy is surrendered, the net surrender value may be paid in one sum or it may be applied under any payment option elected. See Part 6.

We may delay paying any surrender or withdrawal from the Guaranteed Principal Account for up to 6 months from the date we receive the written request.

We may delay paying any surrender or withdrawal from the Separate Account during any period that:

• The New York Stock Exchange (or its successor) is closed, except for normal weekend or holiday closing, or trading is restricted; or
• The Securities and Exchange Commission (or its successor) determines that a state of emergency exists; or
• The Securities and Exchange Commission (or its successor) permits us to delay payment for the protection of our policy owners.

If we delay paying any surrender or withdrawal, interest will be added. The amount of interest will be the same as would be paid for the same period of time under Option 3 of the payment options or, if greater, the amount using the minimum interest rate for this purpose required by the laws of the state where this policy was delivered. See Part 6 for a description of Option 3.

Reinstating This Policy

When Reinstatement Can Be Made	After this policy has terminated, it may be reinstated -- that is, put back in force. However, the policy cannot be reinstated if it has been surrendered for its net surrender value. Reinstatement must be made within 5 years after the date of termination and during the Insured’s lifetime.

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Requirements To Reinstate	A written application and evidence of insurability satisfactory to us is required to reinstate. Also, a premium is required as a cost to reinstate. This cost is the amount of premium needed to keep the policy in force for 3 months after reinstatement. This amount will be quoted on request.

Policy After Reinstatement	The policy will be reinstated on the Monthly Charge Date on, or preceding, the date we approve the application. The Face Amount on the date of reinstatement will be the Face Amount on the termination date. The account value on the date of reinstatement will be the reinstatement premium paid, less any premium expense charge and less any monthly charges due on that date.

Upon reinstatement of this policy, the Table(s) Of Surrender Charges (shown in the Policy Specifications) will apply as though the policy had not terminated. However, if the surrender charge was taken when this policy terminated, then the applicable surrender charges will not be reinstated.

Our rights to contest the validity of, and terminate, this policy begin again on the date of reinstatement. See the Representations And Contestability and Death By Suicide provisions in Part 1.

Reports To Owner

Annual Report	Each year after the Policy Anniversary Date, we will mail an annual report to the Owner. There will be no charge for this report. This report will show the account value at the beginning of the previous Policy Year and all premiums paid since that time. It also will show the additions to, and deductions from, the account value during that Year, and the account value, death benefit, net surrender value, and policy debt as of the current Policy Anniversary Date.

This report also will include any additional information required by applicable law or regulation.

Part 5.	The Death Benefit

The death benefit is the amount of money we will pay when we receive due proof at our Administrative Office that the Insured died while the policy was in force. We discuss the death benefit in this Part.

Amount Of Death Benefit	If the Insured dies while this policy is in force, the death benefit will be the amount of benefit provided by the Death Benefit Option in effect on the date of death, reduced by any policy debt outstanding on the date of death and any unpaid premium amount needed to avoid termination under the Grace Period And Termination provision in Part 3.

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Death Benefit Options	Three Death Benefit Options, described here, are available under this policy. The Death Benefit Option and the Face Amount in effect for this policy are shown in the Policy Specifications. The minimum death benefit is discussed in the next provision.

Death Benefit Option 1 - Under this Option, the amount of benefit is the greater of:

• The Face Amount in effect on the date of death;
• The minimum death benefit in effect on the date of death.

Death Benefit Option 2 - Under this Option, the amount of benefit is the greater of:

• The Face Amount in effect on the date of death plus the account value on that date;
• The minimum death benefit in effect on the date of death.

Death Benefit Option 3 - Under this Option, the amount of benefit is the greater of:

• The Face Amount in effect on the date of death plus the sum of all premiums paid (and not refunded under the Right To Refund Premiums provision in Part 2) to that date;
• The minimum death benefit in effect on the date of death.

Minimum Death Benefit	The minimum death benefit on any date is equal to the account value on that date multiplied by the Death Benefit Factor for the Insured’s Attained Age on that date. The Death Benefit Factor for each Attained Age is shown in the Policy Specifications.

Changes In The Death Benefit Option	After the first Policy Year, the Death Benefit Option may be changed upon written request while the Insured is living. However, the Insured’s Attained Age at the time of the change must be less than 85.

A change in the Death Benefit Option will be effective on the Monthly Charge Date that is on, or precedes, the date we approve the change, unless a later date is requested.

When the Death Benefit Option is changed, the Face Amount of this policy also changes on the effective date of the change as follows (all amounts are as of the date of change):

• Option 1 to Option 2: Decreased by an amount equal to the account value;
• Option 1 to Option 3: Decreased by an amount equal to the sum of all premiums paid (and not refunded);
• Option 2 to Option 1: Increased by an amount equal to the account value;
• Option 2 to Option 3: Increased by an amount equal to the sum of all premiums paid (and not refunded), and then decreased by an amount equal to the account value;

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• Option 3 to Option 1: Increased by an amount equal to the sum of all premiums paid (and not refunded);
• Option 3 to Option 2: Decreased by an amount equal to the sum of all premiums paid (and not refunded), and then increased by an amount equal to the account value.

A change in the Death Benefit Option may follow one or more increases in the Face Amount of this policy. In this case, the change will:

• If the Face Amount increases, increase the most recent increase, and
• If the Face Amount decreases, decrease the most recent increase(s).

No change in the Death Benefit Option will be allowed if the Face Amount after the change would be less than the minimum face amount shown in the Policy Specifications.

We may require a written application and evidence of insurability satisfactory to us for any Death Benefit Option change. We also may limit the number of Death Benefit Option changes in any Policy Year.

If the Death Benefit Option or the Face Amount is changed, we will send the Owner any revised or additional Policy Specifications for attachment to this policy.

When We Pay	The death benefit will be paid within 30 days after the date we receive due proof of the Insured’s death, and any other requirements necessary for us to make payment, at our Administrative Office.

Interest On Death Benefit	If the death benefit is paid in one sum, we will add interest from the date of death to the date of payment. The amount of interest will be computed using an effective annual rate not less than 3% or, if greater, the annual rate required by law.

If the death benefit is applied under a payment option (described in Part 6), interest will be paid from the date of death to the effective date of that option. It will be paid in one sum to the Beneficiary living on that effective date. The amount of interest will be computed using an effective annual rate not less than 3% or, if greater, the annual rate required by law.

Part 6.	Payment Options

These are optional methods of settlement. These methods provide alternate ways in which payment can be made by us.

Availability Of Options	All or part of the death benefit or net surrender value may be applied under any payment option. If this policy is assigned, any amount due to the assignee will be paid in one sum. The balance, if any, may be applied under any payment option.

Minimum Amounts	If the amount to be applied under any option for any one person is less than $5,000, we may pay the amount in one sum instead. If the payments under any option come to less than $50 each, we have the right to make payments at less-frequent intervals.

Description Of Options	Our regular payment options are Options 1 through 6. They are described in terms of monthly payments. Annual, semiannual, or quarterly payments may be requested instead. The Payment Option Rates tables are shown after Part 7.

Option 1	Installments For A Specified Period. Equal monthly payments will be made for any period selected, up to 30 years. The amount of each payment depends on the total

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amount applied, the period selected, and the monthly income rates we are using when the first payment is due. See the Option 1. Installments For A Specified Period table for the minimum monthly income rates.

Option 2	Life Income. Equal monthly payments will be based on the life of a named person. Payments will continue for the lifetime of that person. Income with or without a minimum payment period may be elected. This benefit may be increased by the Alternate Life Income provision (in this Part). Proof of the named person’s age, satisfactory to us, will be required. See the Option 2. Life Income tables for the minimum monthly income rates.

Option 3	Interest. We will hold any amount applied under this option. Interest on the amount will be paid at an effective annual rate determined by us. This rate will not be less than 3%.

Option 4	Installments Of Specified Amount. Each payment will be made for an agreed fixed amount. The total amount paid during the first year must be at least 6% of the total amount applied. Interest will be credited each month on the unpaid balance and added to it. This interest will be at an effective annual rate determined by us, but not less than 3%. Payments continue until the balance we hold is reduced to an amount less than the agreed fixed amount. The last payment will be for the balance only.

Option 5	Life Income With Payments Guaranteed For Amount Applied. Equal monthly payments will be based on the life of a named person. Payments will be made until the total amount paid equals the amount applied, and as long thereafter as the named person lives. This benefit may be increased by the Alternate Life Income provision (in this Part). Proof of the named person’s age, satisfactory to us, will be required. See the Option 5. Life Income With Payments Guaranteed For Amount Applied tables for the minimum monthly income rates.

Option 6	Joint Life Income With Reduced Payments To Survivor. Monthly payments will be based on the lives of 2 named persons. Payments at the initial level will continue while both are living or for 10 years if longer. When one dies (but not before the 10 years has elapsed), payments are reduced by one-third and will continue at that level for the lifetime of the other. After the 10 years has elapsed, payments stop when both named persons have died. This benefit may be increased by the Alternate Life Income provision (in this Part). Proof of the named persons’ ages, satisfactory to us, will be required. See the Option 6. Joint Life Income With Reduced Payments To Survivor tables for the minimum monthly income rates.

Alternate Life Income	If Option 2, 5, or 6 is elected, the named person(s) can elect to receive an alternate life income instead of receiving income based on the rates shown in the Payment Option Rates tables. The election must be made at the time the income is to begin. The monthly alternate life income will be at least equal to the monthly income provided by a new single premium immediate annuity (first payment immediate), based on our published rates then in use when the payment option is elected. The alternate life income will not be available if we are not offering new single premium immediate annuities at the time of election.

Electing A Payment Option	To elect any payment option, we require a written request. The Owner may elect an option during the Insured’s lifetime. If the death benefit is payable in one sum when the Insured dies, the Beneficiary may elect an option with our consent.

Effective Date And Payment Dates	The effective date of a payment option is the date the amount is applied under that option. For a death benefit, this is the date that due proof of the Insured’s death is received at our Administrative Office. For the net surrender value, it is the effective date of surrender.

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The first payment is due on the effective date, except the first payment under Option 3 is due one month later. A later date for the first payment may be requested in the payment option election. All payment dates will fall on the same day of the month as the first one. No payment will become due until a payment date. No part payment will be made for any period shorter than the time between payment dates.

Example: Monthly payments of $100 are being made to your son on the 1st of each month. He dies on the 10th. No part payment is due your son or his estate for the period between the 1st and the 10th.

Withdrawals And Changes	If provided in the payment option election, all or part of the unpaid balance under Option 3 or 4 may be withdrawn or applied under any other option.

If the net surrender value is applied under Option 3 or 4, we may delay payment of any withdrawal for up to 6 months. In this case, interest at the rate in effect for Option 3 during this period will be paid on the amount withdrawn.

Income Protection	To the extent permitted by law, each option payment and any withdrawal shall be free from legal process and the claim of any creditor of the person entitled to them. No option payment and no amount held under an option can be taken or assigned in advance of its payment date, unless the Owner’s written consent is given before the Insured dies. This consent must be received at our Administrative Office.

Other Payment Option Rules	Options for any amount payable to an association, corporation, partnership, or fiduciary are available only with our consent. However, a corporation or partnership may apply any amount payable to it under Option 2, 5, or 6 if the option payments are based on the life or lives of the Insured, the Insured’s spouse, any child of the Insured, or any other person agreed to by us.

If a minimum payment period is elected under Options 1, 2, 5, and 6, the effective annual interest rate will not be less than 3%. This does not apply when an alternate life income is elected.

If a minimum payment period is elected, after the first payment is made we may increase the payments to reflect any additional interest earnings determined by us. This does not apply when an alternate life income is elected.

If the income that would be payable under a given payment option is the same for 2 or more periods of time at a given age, we automatically will pay income for the longest period.

Example: You choose Option 2. You are 50 years old. The Payment Option Rate (for Option 2) is $3.64 for 5 years. The Payment Option Rate for 10 years is also $3.64. We will pay income for at least 10 years, which is the longest period.

Part 7.	Notes On Our Computations

This Part covers some technical points about this policy.

Net Investment Factor	For each division of the Separate Account, the Net Investment Factor for any Valuation Period is the gross investment rate for that period plus 1.00000000 and minus a Separate Account charge for mortality and expense risk. This Separate Account charge will not exceed .00002455 for each day of a Valuation Period. The Net Investment Factor may be greater or less than 1.00000000.

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For each division of the Separate Account, the gross investment rate for any Valuation Period is equal to:

• The net earnings of that division during the Valuation Period, divided by
• The value of the total assets of that division at the beginning of the Valuation Period.

The net earnings of each division are equal to the accrued investment income and capital gains and losses (realized and unrealized) of that division reduced by any investment management fees and any other expenses, and by any amount charged against that division for taxes paid or reserved by us.

The gross investment rate will be determined by us in accordance with generally accepted accounting principles and applicable laws, rules and regulations. This determination shall be conclusive upon the Owner, the Insured, any Beneficiary, any assignee, and any other person under this policy.

Accumulation Unit Value	The value of an accumulation unit in each division was set at $1.000000 on the first Valuation Date selected by us. The value on any date thereafter is equal to the product of the Net Investment Factor for that division for the Valuation Period that includes that date and the accumulation unit value on the preceding Valuation Date.

P2-98	Page 25 (c209cars)

Adjustment Of Units And Values	We have the right to split or consolidate the number of accumulation units credited to the policy, with a corresponding increase or decrease in the unit values. We may exercise this right whenever we consider an adjustment of units to be desirable. However, strict equity will be preserved in making any adjustment. No adjustment will have any material effect on the benefits, provisions, or investment return of this policy, or on the Owner, the Insured, any Beneficiary, any assignee or other person, or on us.

Basis Of Computation	The basis of computation consists of the mortality rates and interest rates we use to determine:

• The minimum net surrender values;
• The maximum monthly insurance charges;
• The minimum rate used to credit interest on the fixed account value of the policy; and
• The minimum payments under payment Options 2, 5, and 6.

The mortality rates for the minimum net surrender values and for the maximum monthly insurance charges are shown in each Table Of Maximum Monthly Insurance Charges. The Minimum Annual Interest Rate For The Guaranteed Principal Account used to credit interest on the fixed account value of the policy is shown in the Policy Specifications. The mortality tables specified apply to amounts in a standard risk classification. Appropriate modifications are made to these tables for any amount that is not in a standard risk classification.

In computing the minimum payments under payment Options 2, 5, and 6, we use mortality rates from the 1983 Table “a” with Projection G for 32 years. The interest rate used is an annual rate of 3%.

Method Of Computing Values	When required by the state where this policy was delivered, we filed a detailed statement of the method we use to compute the policy benefits and values. These benefits and values are not less than those required by the laws of that state.

P2-98	Page 26 (c209cars)

OPTION 1. INSTALLMENTS FOR A SPECIFIED PERIOD - PAYMENT OPTION RATES
MONTHLY INCOME PER $1,000 OF AMOUNT APPLIED
Years	Monthly Income
1	$ 84.47
2	42.86
3	28.99
4	22.06
5	17.91
6	15.14
7	13.16
8	11.68
9	10.53
10	9.61
11	8.86
12	8.24
13	7.71
14	7.26
15	6.87
16	6.53
17	6.23
18	5.96
19	5.73
20	5.51
21	5.32
22	5.15
23	4.99
24	4.84
25	4.71
26	4.59
27	4.47
28	4.37
29	4.27
30	4.18
The first income payment is payable on the effective date of this Option.

P2-98	Page 27 (c209cars)

OPTION 2. LIFE INCOME - PAYMENT OPTION RATES OPTION 5. LIFE INCOME WITH PAYMENTS GUARANTEED FOR AMOUNT APPLIED - PAYMENT OPTION RATES
MONTHLY LIFE INCOME PER $1,000 OF AMOUNT APPLIED MALE
AGE*	LIFE ONLY	5 YEARS MINIMUM	10 YEARS MINIMUM	20 YEARS MINIMUM	AMOUNT APPLIED
50	$3.94	$3.93	$3.91	$3.84	$3.82
51	4.00	3.99	3.97	3.89	3.87
52	4.07	4.06	4.04	3.94	3.93
53	4.14	4.13	4.10	4.00	3.98
54	4.21	4.20	4.17	4.06	4.05
55	4.29	4.28	4.25	4.11	4.11
56	4.37	4.36	4.32	4.17	4.17
57	4.45	4.44	4.40	4.23	4.24
58	4.54	4.53	4.49	4.30	4.32
59	4.64	4.63	4.58	4.36	4.39
60	4.75	4.73	4.67	4.42	4.47
61	4.86	4.84	4.77	4.49	4.55
62	4.97	4.95	4.88	4.56	4.64
63	5.10	5.07	4.99	4.62	4.73
64	5.23	5.20	5.11	4.69	4.83
65	5.38	5.34	5.23	4.75	4.93
66	5.53	5.49	5.36	4.82	5.04
67	5.69	5.64	5.49	4.88	5.15
68	5.87	5.81	5.63	4.94	5.27
69	6.05	5.98	5.77	5.00	5.39
70	6.25	6.17	5.92	5.06	5.52
71	6.46	6.36	6.07	5.11	5.66
72	6.68	6.56	6.23	5.16	5.80
73	6.91	6.78	6.39	5.21	5.95
74	7.16	7.00	6.56	5.25	6.10
75	7.43	7.24	6.73	5.29	6.27
76	7.71	7.50	6.90	5.33	6.44
77	8.02	7.76	7.07	5.36	6.63
78	8.35	8.04	7.25	5.39	6.82
79	8.70	8.33	7.42	5.41	7.02
80	9.07	8.64	7.60	5.43	7.23
81	9.47	8.96	7.77	5.45	7.46
82	9.89	9.29	7.94	5.46	7.69
83	10.35	9.64	8.10	5.48	7.93
84	10.83	10.00	8.26	5.48	8.19
85	11.35	10.37	8.41	5.49	8.46
Rates for other ages are available upon request. *Age on birthday nearest the due date of the first payment. The first income payment is payable on the effective date of this Option.

P2-98	Page 28 (c209cars)

OPTION 2. LIFE INCOME - PAYMENT OPTION RATES OPTION 5. LIFE INCOME WITH PAYMENTS GUARANTEED FOR AMOUNT APPLIED - PAYMENT OPTION RATES
MONTHLY LIFE INCOME PER $1,000 OF AMOUNT APPLIED FEMALE
AGE*	LIFE ONLY	5 YEARS MINIMUM	10 YEARS MINIMUM	20 YEARS MINIMUM	AMOUNT APPLIED
50	$3.64	$3.64	$3.63	$3.60	$3.58
51	3.69	3.69	3.68	3.63	3.63
52	3.74	3.74	3.73	3.69	3.67
53	3.80	3.80	3.79	3.74	3.72
54	3.86	3.85	3.84	3.79	3.77
55	3.92	3.91	3.90	3.84	3.83
56	3.98	3.98	3.96	3.90	3.88
57	4.05	4.04	4.03	3.95	3.94
58	4.12	4.12	4.10	4.01	4.00
59	4.20	4.19	4.17	4.07	4.07
60	4.28	4.27	4.25	4.14	4.13
61	4.36	4.36	4.33	4.20	4.20
62	4.45	4.45	4.42	4.27	4.28
63	4.55	4.54	4.51	4.34	4.36
64	4.65	4.64	4.60	4.41	4.44
65	4.76	4.75	4.70	4.48	4.53
66	4.88	4.86	4.81	4.55	4.62
67	5.00	4.99	4.92	4.62	4.71
68	5.14	5.12	5.04	4.69	4.82
69	5.28	5.26	5.17	4.76	4.92
70	5.44	5.41	5.30	4.83	5.04
71	5.60	5.57	5.45	4.90	5.16
72	5.78	5.74	5.59	4.97	5.28
73	5.97	5.92	5.75	5.03	5.42
74	6.18	6.12	5.91	5.09	5.56
75	6.40	6.33	6.08	5.15	5.71
76	6.64	6.55	6.26	5.20	5.87
77	6.90	6.79	6.44	5.25	6.04
78	7.18	7.04	6.63	5.29	6.21
79	7.48	7.31	6.82	5.33	6.40
80	7.80	7.60	7.01	5.36	6.59
81	8.14	7.90	7.21	5.39	6.80
82	8.52	8.22	7.40	5.41	7.01
83	8.92	8.56	7.60	5.43	7.24
84	9.36	8.92	7.78	5.45	7.48
85	9.83	9.29	7.96	5.47	7.73
Rates for other ages are available upon request. *Age on birthday nearest the due date of the first payment. The first income payment is payable on the effective date of this Option.

P2-98	Page 29 (c209cars)

OPTION 6. JOINT LIFE INCOME WITH REDUCED PAYMENTS TO SURVIVOR - PAYMENT OPTION RATES
MONTHLY LIFE INCOME PER $1,000 OF AMOUNT APPLIED MALE & FEMALE
MALE	FEMALE IS YOUNGER THAN MALE BY:
AGE*	10 Yrs.	9 Yrs.	8 Yrs.	7 Yrs.	6 Yrs.	5 Yrs.	4 Yrs.	3 Yrs.	2 Yrs.	1 Yr.
55	$3.63	$3.65	$3.68	$3.70	$3.73	$3.76	$3.79	$3.82	$3.85	$3.88
56	3.67	3.70	3.73	3.75	3.78	3.81	3.84	3.87	3.90	3.94
57	3.72	3.75	3.78	3.81	3.84	3.87	3.90	3.93	3.97	4.00
58	3.77	3.80	3.83	3.86	3.89	3.93	3.96	4.00	4.03	4.07
59	3.83	3.86	3.89	3.92	3.96	3.99	4.03	4.06	4.10	4.14
60	3.88	3.92	3.95	3.98	4.02	4.06	4.09	4.13	4.17	4.21
61	3.94	3.98	4.01	4.05	4.09	4.13	4.16	4.21	4.25	4.29
62	4.01	4.04	4.08	4.12	4.16	4.20	4.24	4.28	4.33	4.37
63	4.07	4.11	4.15	4.19	4.23	4.28	4.32	4.37	4.41	4.46
64	4.14	4.18	4.22	4.27	4.31	4.36	4.40	4.45	4.50	4.55
65	4.21	4.26	4.30	4.35	4.39	4.44	4.49	4.54	4.60	4.65
66	4.29	4.33	4.38	4.43	4.48	4.53	4.58	4.64	4.69	4.75
67	4.37	4.42	4.47	4.52	4.57	4.63	4.68	4.74	4.80	4.86
68	4.45	4.50	4.56	4.61	4.67	4.73	4.79	4.85	4.91	4.97
69	4.54	4.59	4.65	4.71	4.77	4.83	4.89	4.96	5.03	5.09
70	4.63	4.69	4.75	4.81	4.87	4.94	5.01	5.08	5.15	5.22
71	4.73	4.79	4.85	4.92	4.99	5.06	5.13	5.20	5.28	5.35
72	4.83	4.89	4.96	5.03	5.10	5.18	5.25	5.33	5.41	5.49
73	4.93	5.00	5.07	5.15	5.23	5.30	5.38	5.47	5.55	5.64
74	5.04	5.12	5.19	5.27	5.35	5.44	5.52	5.61	5.70	5.79
75	5.16	5.24	5.32	5.40	5.49	5.58	5.67	5.76	5.85	5.95
76	5.28	5.36	5.45	5.54	5.63	5.72	5.82	5.92	6.02	6.12
77	5.41	5.50	5.59	5.68	5.78	5.88	5.98	6.08	6.18	6.29
78	5.54	5.63	5.73	5.83	5.93	6.04	6.14	6.25	6.36	6.46
79	5.68	5.78	5.88	5.98	6.09	6.20	6.31	6.42	6.53	6.65
80	5.82	5.93	6.04	6.15	6.26	6.37	6.49	6.60	6.72	6.83
81	5.97	6.08	6.20	6.31	6.43	6.55	6.67	6.79	6.90	7.02
82	6.13	6.25	6.36	6.48	6.61	6.73	6.85	6.97	7.09	7.21
83	6.29	6.41	6.53	6.66	6.79	6.91	7.04	7.16	7.28	7.40
84	6.46	6.58	6.71	6.84	6.97	7.10	7.23	7.35	7.47	7.59
85	6.63	6.76	6.89	7.02	7.15	7.29	7.41	7.54	7.66	7.78
Rates for other ages are available upon request. *Age on birthday nearest the due date of the first payment. The first income payment is payable on the effective date of this Option.

P2-98	Page 30 (c209cars)

OPTION 6. JOINT LIFE INCOME WITH REDUCED PAYMENTS TO SURVIVOR - PAYMENT OPTION RATES
MONTHLY LIFE INCOME PER $1,000 OF AMOUNT APPLIED MALE & FEMALE
MALE	FEMALE IS OLDER THAN MALE BY:
AGE*	SAME AGE	1 YEAR	2 YEARS	3 YEARS	4 YEARS	5 YEARS
55	$3.91	$3.94	$3.97	$4.01	$4.04	$4.08
56	3.97	4.00	4.04	4.07	4.11	4.15
57	4.04	4.07	4.11	4.15	4.18	4.22
58	4.10	4.14	4.18	4.22	4.26	4.30
59	4.18	4.22	4.26	4.30	4.34	4.39
60	4.25	4.30	4.34	4.38	4.43	4.47
61	4.33	4.38	4.42	4.47	4.52	4.57
62	4.42	4.47	4.52	4.57	4.62	4.67
63	4.51	4.56	4.61	4.66	4.72	4.77
64	4.60	4.66	4.71	4.77	4.83	4.88
65	4.71	4.76	4.82	4.88	4.94	5.00
66	4.81	4.87	4.93	4.99	5.06	5.12
67	4.92	4.99	5.05	5.12	5.18	5.25
68	5.04	5.11	5.18	5.25	5.32	5.39
69	5.16	5.24	5.31	5.38	5.46	5.53
70	5.29	5.37	5.45	5.52	5.60	5.68
71	5.43	5.51	5.59	5.67	5.76	5.84
72	5.58	5.66	5.74	5.83	5.91	6.00
73	5.73	5.81	5.90	5.99	6.08	6.17
74	5.88	5.97	6.07	6.16	6.25	6.34
75	6.05	6.14	6.24	6.33	6.43	6.52
76	6.21	6.31	6.41	6.51	6.61	6.70
77	6.39	6.49	6.59	6.69	6.79	6.89
78	6.57	6.68	6.78	6.88	6.98	7.07
79	6.76	6.86	6.97	7.07	7.17	7.26
80	6.94	7.05	7.16	7.26	7.36	7.45
81	7.13	7.25	7.35	7.45	7.55	7.63
82	7.33	7.44	7.54	7.64	7.73	7.82
83	7.52	7.62	7.73	7.82	7.91	7.99
84	7.70	7.81	7.91	8.00	8.08	8.16
85	7.88	7.99	8.08	8.17	8.25	8.32
Rates for other ages are available upon request. *Age on birthday nearest the due date of the first payment. The first income payment is payable on the effective date of this Option.

P2-98	Page 31 (c209cars)

OPTION 6. JOINT LIFE INCOME WITH REDUCED PAYMENTS TO SURVIVOR - PAYMENT OPTION RATES
MONTHLY LIFE INCOME PER $1,000 OF AMOUNT APPLIED MALE1 & MALE2
MALE1	MALE2 IS YOUNGER THAN MALE1 BY:
AGE*	10 Yrs.	9 Yrs.	8 Yrs.	7 Yrs.	6 Yrs.	5 Yrs.	4 Yrs.	3 Yrs.	2 Yrs.	1 Yr.
60	$4.06	$4.09	$4.13	$4.17	$4.20	$4.24	$4.28	$4.33	$4.37	$4.41
61	4.12	4.16	4.20	4.24	4.28	4.32	4.36	4.41	4.45	4.50
62	4.20	4.24	4.28	4.32	4.36	4.41	4.45	4.50	4.54	4.59
63	4.27	4.31	4.36	4.40	4.45	4.49	4.54	4.59	4.64	4.69
64	4.35	4.39	4.44	4.49	4.53	4.58	4.63	4.69	4.74	4.79
65	4.43	4.48	4.53	4.58	4.63	4.68	4.73	4.79	4.84	4.90
66	4.52	4.57	4.62	4.67	4.73	4.78	4.84	4.90	4.95	5.01
67	4.61	4.66	4.72	4.77	4.83	4.89	4.95	5.01	5.07	5.13
68	4.71	4.76	4.82	4.88	4.94	5.00	5.06	5.13	5.19	5.26
69	4.81	4.87	4.93	4.99	5.05	5.12	5.19	5.25	5.32	5.39
70	4.91	4.98	5.04	5.11	5.17	5.24	5.31	5.38	5.46	5.53
71	5.02	5.09	5.16	5.23	5.30	5.37	5.45	5.52	5.59	5.67
72	5.14	5.21	5.28	5.36	5.43	5.51	5.58	5.66	5.74	5.82
73	5.26	5.33	5.41	5.49	5.57	5.65	5.73	5.81	5.89	5.97
74	5.39	5.47	5.55	5.63	5.71	5.79	5.88	5.96	6.04	6.13
75	5.52	5.60	5.69	5.77	5.86	5.95	6.03	6.12	6.21	6.29

MALE1	MALE2 IS OLDER THAN MALE1 BY:
AGE*	SAME AGE	1 Yr.	2 Yrs.	3 Yrs.	4 Yrs.	5 Yrs.
60	$4.45	$4.50	$4.54	$4.59	$4.63	$4.68
61	4.54	4.59	4.64	4.69	4.73	4.78
62	4.64	4.69	4.74	4.79	4.84	4.89
63	4.74	4.79	4.84	4.90	4.95	5.00
64	4.85	4.90	4.95	5.01	5.06	5.12
65	4.96	5.01	5.07	5.13	5.19	5.24
66	5.07	5.13	5.19	5.25	5.31	5.37
67	5.20	5.26	5.32	5.38	5.45	5.51
68	5.32	5.39	5.46	5.52	5.58	5.65
69	5.46	5.53	5.59	5.66	5.73	5.79
70	5.60	5.67	5.74	5.81	5.88	5.95
71	5.74	5.82	5.89	5.96	6.03	6.10
72	5.89	5.97	6.04	6.12	6.19	6.26
73	6.05	6.13	6.21	6.28	6.36	6.43
74	6.21	6.29	6.37	6.45	6.53	6.60
75	6.38	6.46	6.54	6.62	6.70	6.77
Rates for other ages are available upon request. *Age on birthday nearest the due date of the first payment. The first income payment is payable on the effective date of this Option.

P2-98	Page 32 (c209cars)

OPTION 6. JOINT LIFE INCOME WITH REDUCED PAYMENTS TO SURVIVOR - PAYMENT OPTION RATES
MONTHLY LIFE INCOME PER $1,000 OF AMOUNT APPLIED FEMALE1 & FEMALE2
FEMALE1	FEMALE2 IS YOUNGER THAN FEMALE1 BY:
AGE*	10 Yrs.	9 Yrs.	8 Yrs.	7 Yrs.	6 Yrs.	5 Yrs.	4 Yrs.	3 Yrs.	2 Yrs.	1 Yr.
60	$3.76	$3.79	$3.82	$3.85	$3.88	$3.91	$3.95	$3.98	$4.01	$4.05
61	3.82	3.85	3.88	3.91	3.94	3.98	4.01	4.05	4.08	4.12
62	3.88	3.91	3.94	3.98	4.01	4.05	4.08	4.12	4.16	4.20
63	3.94	3.97	4.01	4.04	4.08	4.12	4.16	4.19	4.23	4.28
64	4.00	4.04	4.07	4.11	4.15	4.19	4.23	4.27	4.32	4.36
65	4.07	4.11	4.15	4.19	4.23	4.27	4.31	4.36	4.40	4.45
66	4.14	4.18	4.22	4.27	4.31	4.35	4.40	4.45	4.50	4.54
67	4.22	4.26	4.30	4.35	4.40	4.44	4.49	4.54	4.59	4.64
68	4.30	4.34	4.39	4.44	4.49	4.54	4.59	4.64	4.70	4.75
69	4.38	4.43	4.48	4.53	4.58	4.64	4.69	4.75	4.80	4.86
70	4.47	4.52	4.57	4.63	4.68	4.74	4.80	4.86	4.92	4.98
71	4.56	4.62	4.67	4.73	4.79	4.85	4.91	4.98	5.04	5.11
72	4.66	4.72	4.78	4.84	4.91	4.97	5.04	5.10	5.17	5.24
73	4.77	4.83	4.89	4.96	5.03	5.09	5.16	5.24	5.31	5.38
74	4.88	4.94	5.01	5.08	5.15	5.23	5.30	5.38	5.45	5.53
75	4.99	5.06	5.14	5.21	5.29	5.36	5.44	5.52	5.60	5.69

FEMALE1	FEMALE2 IS OLDER THAN FEMALE1 BY:
AGE*	SAME AGE	1 Yr.	2 Yrs.	3 Yrs.	4 Yrs.	5 Yrs.
60	$4.08	$4.12	$4.16	$4.19	$4.23	$4.27
61	4.16	4.20	4.23	4.27	4.31	4.35
62	4.24	4.28	4.32	4.36	4.40	4.44
63	4.32	4.36	4.40	4.45	4.49	4.54
64	4.40	4.45	4.50	4.54	4.59	4.64
65	4.50	4.54	4.59	4.64	4.69	4.74
66	4.59	4.64	4.70	4.75	4.80	4.85
67	4.70	4.75	4.80	4.86	4.91	4.97
68	4.81	4.86	4.92	4.98	5.04	5.09
69	4.92	4.98	5.04	5.10	5.16	5.23
70	5.04	5.11	5.17	5.24	5.30	5.36
71	5.17	5.24	5.31	5.38	5.44	5.51
72	5.31	5.38	5.45	5.52	5.59	5.66
73	5.46	5.53	5.60	5.68	5.75	5.82
74	5.61	5.69	5.76	5.84	5.92	5.99
75	5.77	5.58	5.93	6.01	6.09	6.16
Rates for other ages are available upon request. *Age on birthday nearest the due date of the first payment. The first income payment is payable on the effective date of this Option.

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C.M. Life Insurance Company A STOCK COMPANY	C.M. Life Insurance Company Home Office: Hartford, Connecticut Administrative Office: Springfield, Massachusetts

Flexible Premium Adjustable Variable Life Insurance Policy

This Policy provides that:

A death benefit is payable when the Insured dies.

Within specified limits, flexible premiums may be paid during the Insured's lifetime.

No dividends will be paid.

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